Exhibit 10.3

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (the “Agreement”), dated as of September 23, 2022, is entered into by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”) and KULR TECHNOLOGY GROUP, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”).

BACKGROUND

(A)	On May 13, 2022, the parties entered into a standby equity purchase agreement, which was amended on June 3, 2022 (as amended, the “SEPA”), pursuant to which the Company shall have the right to issue and sell to the Investor, from time to time as provided therein, and the Investor shall purchase from the Company, up to $50 million of the Company’s shares of common stock, par value $0.0001 per share (the “Common Shares”).

(B)	The parties desire to enter into this Agreement, pursuant to which, subject to the mutual consent of the parties, from time to time the Company may request, and the Investor shall provide, pre-paid advances (each, a “Pre-Paid Advance”) in the principal amount not to exceed $50 million, on the terms and conditions set forth herein.

(C)	The parties have agreed that the Investor shall provide an initial Pre-Paid Advance in the principal amount of $15,000,000, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.            Definitions and Interpretation

1.1            Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Appendix I.

1.2            All other capitalized terms not otherwise defined herein shall have the meanings set forth in the SEPA, as applicable.

2.            Pre-Advance Loan Closing

2.1            Request for Pre-Paid Advance. The parties hereby agree that the Company may, at any time and from time to time during the Commitment Period, and subject to Section 2.2 of this Agreement, request a Pre-Paid Advance in an amount not to exceed the Maximum Advance Amount from the Investor by providing a written notice of such request to the Investor (the “Request”). The closing of each Pre-Paid Advance shall take place on or before the third business day following the date of such Request, or such earlier date as may be agreed by the Investor (the date of the closing of each Pre-Paid Advance shall be referred to as the “Pre-Advance Date”). On each Pre-Advance Date the Investor shall pay to the Company an amount the amount of the Pre-Paid Advance set forth in such Request in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested.

2.2            Each Pre-Paid Advance. Each Pre-Paid Advance shall be subject to the mutual consent of the parties, provided however, the parties hereby agree that the Company shall be deemed to have delivered a Request for the initial Pre-Paid Advance in an amount equal to $15.0 million and the Investor agrees to accept the initial Pre-Paid Advance. The parties hereby agree that the Pre-Advance Date for the initial Pre-Paid Advance shall be the date hereof. In connection with each Pre-Paid Advance, the Investor shall have received a closing statement in the form of Exhibit A, duly executed by an officer of the Company, setting forth wire transfer instructions of the Company for the payment of the Pre-Paid Advance and the amount to be paid by the Investor, less and any deduction to be made from the Pre-Paid Advance.

2.3            Company’s Pre-Paid Advance Obligations.

(a)            Interest. Interest shall accrue on the outstanding balance of any Pre-Paid Advance at an annual rate of 10%, provided however, for so long as any Event of Default has occurred and remains uncured, interest shall accrue on the outstanding balance of any Pre-Paid Advance at an annual rate of 15%. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(b)            Maturity. The Company shall pay to the Investor an amount in cash representing any amount of a Pre-Paid Advance that remains outstanding, plus any accrued and unpaid interest thereon, on the date that is 12 months following the Pre-Advance Date of each Pre-Paid Advance, unless otherwise agreed by the parties (the “Maturity Date”).

(c)            Triggering Event. If, any time after the Pre-Advance Date in respect of any Pre-Paid Advance, and from time to time thereafter, (i) the VWAP is less than the Floor Price for at least 5 Trading Days during a period of 7 consecutive Trading Days, or (ii) the Company has issued substantially all of the Common Shares available under the Exchange Cap (the last such day of each such occurrence, a “Triggering Date”), then the Company shall make monthly repayments of amounts outstanding under such Pre-Paid Advance beginning on the 5th Trading Day after the Triggering Date and continuing on the same day of each successive calendar month until the entire amount of such Pre-Paid Advance balance shall have been paid or until the payment obligation ceases in accordance with this section. Each monthly payment shall be in an amount equal to the sum of (x) $3.0 million, (y) the Payment Premium in respect of such amount, and (z) all outstanding accrued and unpaid interest in respect of such Pre-Paid Advance as of each payment date. The obligation of the Company to make monthly payments hereunder shall cease (with respect to any payment that has not yet come due) if any time after the Triggering Date, if the Triggering Date was caused by (i) above, the VWAP is greater than the 110% of the Floor Price for a period of five (5) consecutive Trading Days, or if the Triggering Date was caused by (ii) above, the Exchange Cap no longer applies, and unless a subsequent Triggering Date occurs.

(d)            Right of Prepayment. The Company at its option shall have the right, but not the obligation, to repay (“Optional Prepayment”) early a portion or all amounts outstanding under a Pre-Paid Advance in cash in the Prepayment Amount (as defined below) as described in this Section; provided that (i) at the time of the Prepayment Notice (as defined below), the daily VWAP is less than the Fixed Price and (ii) the Company provides the Investor with at least 10 Trading Days’ prior written notice (each, a “Prepayment Notice”) of its desire to exercise an Optional Prepayment. Each Prepayment Notice shall be irrevocable and shall specify the outstanding balance of the Pre-Paid Advance to be prepaid and the applicable Payment Premium. The “Prepayment Amount” shall be an amount equal to the outstanding principal balance being prepaid by the Company, plus the Payment Premium, plus all accrued and unpaid interest on the outstanding balance. After receipt of a Prepayment Notice, the Investor shall have 10 Trading Days to elect to deliver Investor Notices to the Company in respect of any portion of the Pre-Paid Advance outstanding. On the 11th Trading Day after the Prepayment Notice, the Company shall deliver to the Investor the Prepayment Amount with respect to the principal amount prepaid after giving effect to Investor Notices delivered during the applicable notice period.

(e)            Events of Default. An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

(i)            the Company’s failure to pay to the Investor any amount of Pre-Paid Advances or other amounts when and as due and payable hereunder and such failure is not cured within 5 days following the Investor’s written notice to such effect;

(ii)            the Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences, or there shall be commenced against the Company or any subsidiary of the Company, any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company, in each case which remains un-dismissed for a period of 61 days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt pursuant to a final, non-appealable order; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues un-discharged or un-stayed for a period of 61 days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall admit in writing that it is unable to pay its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii)            the Company is a party to any agreement memorializing (1) the consummation of any transaction or event (whether by means of a share exchange or tender offer applicable to the Common Stock, a liquidation, consolidation, recapitalization, reclassification, combination or merger of the Company or a sale, lease or other transfer of all or substantially all of the consolidated assets of the Company) or a series of related transactions or events pursuant to which all of the outstanding Common Stock of the Company are exchanged for, converted into or constitute solely the right to receive, cash, securities or other property, (2) a consolidation or merger in which the Company is not the surviving corporation, or (3) a sale, assignment, transfer, conveyance or other disposal of all or substantially all of the properties or assets of the Company to another person or entity not affiliated with or under the control of the Company (each of (1), (2) and (3) a “Change in Control”) unless in connection with such Change in Control, the outstanding balance of all Pre-Paid Advances hereunder, and any other amounts owed will be paid in full or the Investor consents to such Change in Control;

(iv)            the Company's (A) failure to deliver the required number of Common Shares to the Investor within 3 Trading Days of each Advance Date (unless such delay is caused by a direct or indirect action of the Investor), or (B) notice, written or oral, to the Investor, including by way of public announcement, at any time, of its intention not to comply with an Investor Notice;

(v)            the Company or any subsidiary of the Company shall default in any of its obligations under any debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or whether or not secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding $500,000, whether such indebtedness now exists or shall hereafter be created and such default is not cured within five (5) Business Days;

(vi)            the Common Shares shall cease to be quoted or listed for trading, fail to have a bid price or VWAP, or fail to maintain a trading market on any Principal Market or otherwise have been suspended or delisted by the SEC, the NYSE American, or FINRA; or

(vii)            the Company shall fail to observe or perform any material covenant, agreement or warranty contained herein.

During the time that any portion of a Pre-Paid Advance is outstanding, if any Event of Default has occurred, the full amount outstanding under the Pre-Paid Advances and the Payment Premium, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Investor's election given by notice, immediately due and payable in cash. Furthermore, in addition to any other remedies, the Investor shall have the right (but not the obligation) to submit Investor Notices (and Advances hereunder) (subject to the limitations set out in Sections 3.2(a) and 3.2(b)) at any time after (x) an Event of Default or (y) the Maturity Date at the Investor Purchase Price. The Investor need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind (other than required notice of purchase) and the Investor may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Investor at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

3.            Supplemental Agreements to the SEPA.

3.1            Investor Advance Notices. At any time during the Commitment Period, provided that there is an outstanding balance owed under a Pre-Paid Advance, the Investor may, by providing written notice to the Company in the form set forth herein as Exhibit B (an “Investor Notice”), require the Company to deliver an Advance Notice to the Investor in accordance with the following provisions:

(a)            The Investor shall, in each Investor Notice, select the amount of the Advance, in its sole discretion, and the timing of delivery; provided that the amount of the Advance shall not exceed the balance owed under all Pre-Paid Advances outstanding on the date of delivery of the Investor Notice, or result in the Investor exceeding the Advance Limitations set forth in Section 3.2 of this Agreement.

(b)            The Purchase Price of the Shares in respect of any Advance Notice delivered pursuant to an Investor Notice shall be equal to the Investor Purchase Price in effect on the date of delivery of the Investor Notice.

(c)            Each Investor Notice shall set forth the amount of the Advance requested, the applicable Investor Purchase Price (along with a report by Bloomberg, L.P. indicating the relevant VWAP used in calculating the Variable Price, if applicable), the number of shares of Common Stock to be issued by the Company and purchased by the Investor, the aggregate amount of accrued and unpaid interest of the Pre-Paid Advance (if any) as of the Investor Notice Date that shall be offset by the issuance of Common Shares, the aggregate amount of principal of the Pre-Paid Advance as of the Investor Notice Date that shall be offset by the issuance of Common Shares.

(d)            Upon the deemed delivery of an Investor Notice in accordance with Section 3.1 of this Agreement, a corresponding Advance Notice shall simultaneously and automatically be deemed to have been delivered by the Company to the Investor requesting the Advance amount set forth in the Investor Notice, and any conditions precedent to such Advance Notice under the terms of the SEPA that have not been satisfied shall be deemed to have been waived by the Investor.

3.2            Advance Limitations.

(a)            Ownership Limitation; Commitment Amount. In no event shall the number of Common Shares issuable to the Investor pursuant to an Investor Notice and corresponding Advance Notice cause the aggregate number of Common Shares beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the Investor and its affiliates (on an aggregated basis) to exceed the Ownership Limitation.

(b)            Exchange Limitation. In no event shall the number of Common Shares issuable to the Investor pursuant to an Investor Notice and corresponding Advance Notice cause the number of Shares to exceed the Exchange Cap, to the extent applicable, provided further that, the Exchange Cap will not apply if (a) the Company’s stockholders have approved issuances in excess of the Exchange Cap in accordance with the rules of the Principal Market or (b) the Purchase Price of Common Shares, with respect to an Investor Notice and corresponding Advance, equals or exceeds a per share price equal to the greater of (i) book value of Common Shares immediately preceding the delivery of the Investor Notice and corresponding Advance Notice or (ii) or the market value of the Common Shares (as reflected on Bloomberg, LP) immediately preceding the delivery of the Investor Notice and corresponding Advance Notice (in either case in compliance with the NYSE American rules).

(c)            Limitation on Advance Amount. The Investor agrees that, except as set forth below, it shall not submit Investor Notices requesting Advances of more than $3.0 million in respect of a Pre-Paid Advance (x) during the period beginning at 12:01 a.m. on the Pre-Advance Date in respect of such Pre-Paid Advance (the “Start Date”), and ending at 11:59 p.m. on the date that is 30 days following the Start Date, and (y) during each successive 30 day period immediately following the conclusion of the prior period. The limitations agreed by the Investor in this section shall not apply (i) at any time upon the occurrence and during the continuance of an Event of Default and (ii) with respect to any Investor Notice requesting an Advance utilizing a price per share equal to the Fixed Price. The foregoing limitations in this subsection may be waived with the prior written consent of the Company.

3.2            Closings of an Advance Notice delivered pursuant to an Investor Notice.

(a)            In respect of an Advance Notice deemed to be delivered pursuant to an Investor Notice in accordance with Section 3.1 above, the Advance Date shall be the Investor Notice Date in respect of such Investor Notice.

(b)            In respect of an Advance Notice deemed to be delivered pursuant to Section 3.1 above, the Investor shall pay the aggregate purchase price of the Shares (as set forth in the Investor Notice) by offsetting the amount of the aggregate purchase price of the Shares to be paid by the Investor against an equal amount outstanding under the Pre-Paid Advance (first towards accrued and unpaid interest, and then towards outstanding principal).

(c)            The closing of each Advance Notice deemed to be delivered pursuant to an Investor Notice in accordance with Section 3.1 above and issuance of Shares related to such Advance Notice (each, an “Investor Notice Closing”) shall take place as soon as practicable on or after each Advance Date in accordance with the procedures set forth below. In connection with each Investor Notice Closing, the Company and the Investor shall fulfill each of its obligations as set forth below:

(i)            On each Advance Date, the Investor shall be deemed to have satisfied its obligation to deliver a Settlement Document to the Company pursuant to Section 2.02 of the SEPA by the delivery of the Investor Notice containing the information required herein.

(ii)            Promptly after receipt of each Investor Notice (which shall be deemed to be the Settlement Document with respect to each Advance corresponding to an Investor Notice) (and, in any event, not later than one Trading Day after such receipt), the Company will, or will cause its transfer agent to, electronically transfer such number of Shares to be purchased by the Investor (as set forth in the Investor Notice) by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to the Investor that such share transfer has been requested. No fractional shares shall be issued, and any fractional amounts shall be rounded to the next higher whole number of shares. To facilitate the transfer of the Common Shares by the Investor, the Common Shares will not bear any restrictive legends so long as there is an effective Registration Statement covering such Common Shares (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such Common Shares pursuant to the Plan of Distribution set forth in the prospectus including in the Registration Statement and otherwise in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).

(iii)            On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement or the SEPA in order to implement and effect the transactions contemplated herein.

4.            Representations, Warranties and Covenants.

4.1            Representations and Warranties of the Company. For the purposes hereof, the Company represents and warrants to the Investor that, as of the date hereof and each Pre-Advance Date all of the representations and warranties in the SEPA are true and correct in all material respects (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date) and shall apply in respect of the issuance of a Pre-Paid Advance and the transactions contemplated by this Agreement.

4.2            Representations and Warranties of the Investor. (a) For the purposes hereof, the Investor represents and warrants to the Company that, as of the date hereof and each Pre-Advance Date all of the representations and warranties in the SEPA are true and correct (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date) and shall apply in respect of the issuance of a Pre-Paid Advance and the transactions contemplated by this Agreement.

4.3            Opinion of Counsel. Prior to the first Pre-Advance Date, the Company shall cause to be delivered to the Investor an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.

4.4            Use of Proceeds. The Company will use the proceeds from (i) the initial Pre-Paid Advance in part to redeem the promissory note issued to the Investor on May 16, 2022, (ii) the initial Pre-Paid Advance in excess of the redemption, and all subsequent Pre-Paid Advances hereunder for working capital and other general corporate purposes, and in a manner consistent with the application thereof described in the Registration Statement. Neither the Company nor any subsidiary will, directly or indirectly, use the proceeds of the transactions contemplated herein, or lend, contribute, facilitate or otherwise make available such proceeds to any Person (i) to fund, either directly or indirectly, any activities or business of or with any Person that is identified on the list of Specially Designated Nationals and Blocker Persons maintained by OFAC, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions Programs, or (ii) in any other manner that will result in a violation of Sanctions Programs.

4.5            Integration. The Company shall not issue any securities or enter into any transaction which would be integrated with the issuance of Common Shares pursuant to this Agreement or the SEPA for the purposes of the shareholder approval requirements of the NYSE American.

4.7            Use of SEPA. At any time during the Commitment Period, provided that there is an outstanding balance owed under Pre-Paid Advance, the Company shall not deliver Advances to the Investor (other than as deemed to be delivered under this Agreement) without the prior written consent of the Investor, provided however, if at any time an event described in Section 2.3(c) of this Agreement has occurred and remains, if the Company delivers an Advance Notice to the Investor, the Investor shall offset the amount due to be paid to the Company under such Advance Notice against an equal amount outstanding under any outstanding Pre-Paid Advance (first towards accrued and unpaid interest, and then towards outstanding principal, with no deduction for any Payment Premium).

4.8            Registration and Disclosure. Promptly after the execution of this Agreement (and simultaneously with the first Pre-Advance Closing), the Company shall file with the SEC a report on Form 8-K or such other appropriate form as determined by counsel to the Company, relating to the transactions contemplated by this Agreement and a Prospectus Supplement pursuant to Rule 424(b) of the Securities Act disclosing all information relating to the transaction contemplated hereby and the initial Pre-Paid Advance required to be disclosed therein and an updated Plan of Distribution, including, without limitation, the name of the Investor, the amount of Shares being offered hereunder, the terms of the offering, the purchase price of the Shares, and other material terms of the offering, and any other information or disclosure necessary to register the transactions contemplated herein and shall provide the Investor with adequate opportunity to review the Initial Disclosure prior to its filing.

4.9            No Variable Rate Transactions. The Company shall not effect or enter into an agreement to effect any Variable Rate Transaction for so long as any Pre-Paid Advance is outstanding.

5.            Conditions Precedent to a Pre-Paid Advance. The obligations of the Investor to fund a Pre-Paid Advance shall be subject to the timely performance by the Company of their obligations hereunder, and the satisfaction, unless waived by the Investor, as of the Pre-Advance Date, of each of the following conditions:

5.1            Accuracy of Company’s Representation and Warranties. The representations and warranties of the Company set forth in Section 4.1 shall be true and correct in all material respects.

5.2            Registration of the Common Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to resell Common Shares issuable pursuant to Investor Notices and corresponding Advance Notices under the SEPA and this Agreement.

5.4            Authority. The issuance of the Pre-Paid Advance and the performance by the Company of its obligations thereunder, including, without limitation, the issuance of the Shares upon receipt of an Investor Notice, is legally permitted by all laws and regulations to which the Company is subject and is not in conflict with, or prohibited by, the organizational documents of the Company, or any contract, agreement, or arrangement with any third party, and would not provide a participation right to any third party.

5.5            No Suspension of Trading in or Delisting of Common Shares. The Common Shares are quoted for trading on the Principal Market. The Company shall not have received any written notice that is then still pending threatening the continued quotation of the Common Shares on the Principal Market.

5.6            Bring Down Certificate. The Investor shall have received on and as of the Pre-Advance Date a certificate of an executive officer of the Company confirming that all of the representations and warranties of the Company in this Agreement and the SEPA are true and correct on and as of the Pre-Advance Date, and that the Company has complied with all agreements and covenants and satisfied all other conditions on its part to be performed or satisfied hereunder at or prior to the Pre-Advance Date.

5.7            Closing Statement. The Company shall have received a letter, duly executed by an officer of the Company, setting forth wire transfer instructions of the Company for the payment of the Purchase Price by the Investor.

6.            Counterparts and Delivery. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

7.            Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

8.            Non-Exclusive Agreement. Notwithstanding anything contained herein, this Agreement and the rights awarded to the Investor hereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by Common Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.

9.            Assignment. Neither this Agreement nor any rights or obligations of the parties hereto may be assigned to any other Person.

10.            Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, together with the SEPA, contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.

11.            The SEPA. Other than as supplemented by this Agreement, the SEPA shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be signed by their duly authorized officers.

COMPANY:

KULR TECHNOLOGY GROUP, INC.

By:	/s/ Michael Mo
Name:	Michael Mo
Title:	Chief Executive Officer

INVESTOR:

YA II PN, LTD.
By:	Yorkville Advisors Global LP
Its:	Investment Manager
	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

By:	/s/ Matt Beckman
Name:	Matt Beckman
Title:	Member

APPENDIX I

DEFINITIONS

“Floor Price” shall mean $0.75 per share.

“Investor Purchase Price” shall mean a price per share equal to the lower of (a) with respect to each Pre-Paid Advance, 135% of the VWAP on the Trading Day immediately prior to the Pre-Advance Date with respect to such Pre-Paid Advance (the “Fixed Price”) and (b) 95% of the lowest VWAP during the 3 consecutive Trading Days immediately prior to the Investor Notice Date (the “Variable Price”), but in either case not lower than the Floor Price, and provided that the Investor may elect to use the Fixed Price at any time.

“Maximum Advance Amount” in respect of each Request means $15.0 million (or such greater amount that the parties may mutually agree), provided that the amount of such Request shall not cause the aggregate of all Pre-Paid Advances to exceed the Commitment Amount.

“Payment Premium” means 5% of the principal amount being paid.

“Investor Notice Date” shall mean each date the Investor delivers to the Company an Investor Notice.

“Variable Rate Transaction” shall mean a transaction in which the Company (i) issues or sells any equity or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Common Shares either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Shares at any time after the initial issuance of such equity or debt securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Shares (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), or (ii) enters into any agreement, including but not limited to an “equity line of credit,” “ATM agreement” or other continuous offering or similar offering of Common Shares.

EXHIBIT A

CLOSING STATEMENT

[Date]

Pre-Paid Advance pursuant to the Request dated [________]

This document shall constitute the authorization by KULR Technology Group, Inc. (the “Company") to YA II PN, Ltd. (the “Investor”) regarding the disbursement of the purchase price to be paid by the Investor under the above referenced Request.

The Investor shall make the payments and transfers set forth below in accordance with the wire instructions to the account of each recipient as set forth herein:

Pre-Paid Advance Amount	$[15,000,000]
Less: [Insert deductions to be made from the Purchase Price, if any]
Net Purchase Price to be paid to the Company:

ACCOUNT INSTRUCTIONS

Company’s ACCOUNT:

To be provided

Company:
KULR Technology Group, Inc.

By:
Name:
Title:

EXHIBIT B

FORM OF INVESTOR NOTICE

AND CORRESPONDING ADVANCE NOTICE

YA II PN, LTD.

Dated: ______________	Investor Notice Number: ____

On behalf of YA II PN, LTD. (the “Investor”), the undersigned hereby certifies, with respect to the purchase of Common Shares of KULR Technology Group, Inc. (the “Company”) issuable in connection with this Investor Notice, delivered pursuant to that certain Standby Equity Purchase Agreement, dated as of May 13, 2022, as amended and supplemented from time to time (the “Agreement”), as follows:

1.	Advance requested in the Advance Notice
2.	Fixed Price
3.	Variable Price
2.	Investor Purchase Price per share
3.	Number of Shares due to Investor

The aggregate purchase price of the Shares to be paid by Investor pursuant to this Investor Notice and corresponding Advance Notice shall be offset against amounts outstanding under the Pre-Paid Advance with a Pre-Paid Advance Date of [______________] (first towards accrued and unpaid interest, and then towards outstanding principal) as follows (and this information shall satisfy the obligations of the Investor to deliver a Settlement Document pursuant to the Agreement):

1.	Amount offset against accrued and unpaid Interest	$[____________]
2.	Amount offset against Principal	$[____________]
3.	Total amount of the Pre-Paid Advance outstanding following the Advance	$[____________]

Please issue the number of Shares due to the Investor to the account of the Investor as follows:

Investor’s DTC participant #:

ACCOUNT NAME:

ACCOUNT NUMBER:

ADDRESS:

CITY:

The undersigned has executed this Investor Notice as of the date first set forth above.

YA II PN, Ltd.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

By:
Name: